Exhibit 99.2

NEWS RELEASE

EQT ANNOUNCES APPOINTMENT OF TWO NEW DIRECTORS

PITTSBURGH — November 13, 2017 — EQT Corporation (NYSE: EQT) today announced that its Board of Directors has appointed Thomas F. Karam, founder and Chairman of Karbon Partners, LLC; and Norman J. Szydlowski, former President and Chief Executive Officer of SemGroup Corporation, to the EQT Board of Directors, effective immediately. With these appointments, EQT has expanded its Board size to 15 Directors.

“Following a comprehensive search process that included significant engagement with shareholders, we are pleased to welcome Tom and Norm to the EQT Board,” said James E. Rohr, EQT’s lead independent director. “With Thomas’ more than 25 years of experience in the midstream energy sector, and Norman’s significant Board and executive leadership experience in midstream and across the energy industry, their individual and independent perspectives will be a valuable resource to the Board. In connection with the closing of the Rice Energy transaction, we are also pleased to welcome Danny Rice and Bobby Vagt to the Board.”

About Thomas F. Karam

Mr. Karam has been a senior executive and entrepreneur in the midstream energy sector for more than 25 years. He is the founder and Chairman of Karbon Partners, LLC, which invests in, owns, constructs, and operates midstream energy assets. Mr. Karam previously served as the founder, Chairman and Chief Executive Officer of PennTex Midstream Partners, LLC, a publicly traded MLP with operations in North Louisiana and the Permian Basin from 2014 until its sale to Energy Transfer Partners in 2016. Preceding PennTex, he was the founder, Chairman and Chief Executive Officer of Laser Midstream Partners, LLC, one of the first independent natural gas gathering systems in the northeast Marcellus shale, from 2010 until 2012 when it was acquired by Williams Partners. Prior to Laser, Mr. Karam was the President, Chief Operating Officer and Director of Southern Union Company, where he led its successful transformation from a large LDC company to one of the largest pipeline companies in the United States at the time. Prior to Southern Union, Mr. Karam was the President and Chief Executive Officer of Pennsylvania Enterprises and PG Energy, a natural gas utility in central and northeastern Pennsylvania until its acquisition by Southern Union Company. Mr. Karam began his professional career in investment banking with Legg Mason Inc. and Thomson McKinnon.

About Norman J. Szydlowski

Mr. Szydlowski has served as a director of the general partner of 8point3 Energy Partners, LP since 2015. He also served as a director of the general partner of JP Energy Partners LP from 2014 to 2017, and he was a director of Transocean Partners, LLC from 2014 to 2016. From 2009 to 2014, Mr. Szydlowski served as President and Chief Executive Officer of SemGroup Corporation, and as a director from 2010 to 2014. During his career with SemGroup, Mr. Szydlowski served as President, Chief Executive Officer and Chairman of the Board of Directors of Rose Rock Midstream GP, LLC.  From 2006 to 2008, Mr. Szydlowski served as President and Chief Executive Officer of Colonial Pipeline Company and from 2011 to 2014 served as a director of NGL Energy Partners. He also has served as a senior consultant to the Iraqi Ministry of Oil in Baghdad on behalf of the U.S. Department of Defense, where he led an advisory team in the rehabilitation, infrastructure security and development of future strategy of the Iraqi oil sector. Earlier career experience includes several leadership roles at Chevron Corporation.

About EQT Corporation:

EQT Corporation is an integrated energy company with emphasis on Appalachian area natural gas production, gathering, and transmission. With more than 125 years of experience, EQT continues to be a leader in the use of advanced horizontal drilling technology — designed to minimize the potential impact of drilling-related activities and reduce the overall environmental footprint. Through safe and responsible operations, the Company is committed to meeting the country’s growing demand for clean-burning energy, while continuing to provide a rewarding workplace and enrich the communities where its employees live and work. EQT also owns a 90% limited partner interest in EQT GP Holdings, LP. EQT GP Holdings, LP owns the general partner interest, all of the incentive distribution rights, and a portion of the limited partner interests in EQT Midstream Partners, LP.

Visit EQT Corporation at www.EQT.com.

EQT analyst inquiries:
Patrick Kane, 412-553-7833
Chief Investor Relations Officer
pkane@eqt.com

EQT Midstream Partners / EQT GP Holdings analyst inquiries:
Nate Tetlow, 412-553-5834
Investor Relations Director
ntetlow@eqt.com

Media inquiries:
Natalie Cox, 412-395-3941
Corporate Director, Communications
ncox@eqt.com